EXHIBIT T3E.1


OFFERING CIRCULAR

                                AMPEX CORPORATION

                                Offer to Exchange
                        12% Senior Secured Notes due 2008
                                     for its
                            12% Senior Notes due 2003


--------------------------------------------------------------------------------
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY [___], 2002, UNLESS EXTENDED (THE "EXPIRATION DATE").
--------------------------------------------------------------------------------

        Ampex Corporation, a Delaware corporation (the "Company") is offering to exchange its 12% Senior Notes due 2003 (the "Old Notes") in the aggregate principal amount of $44,000,000 for new 12% Senior Secured Notes due 2008 (the "New Notes") to be issued by the Company in the aggregate principal amount hereinafter specified, upon and subject to the terms and conditions of that certain Exchange Agreement, dated January [__], 2002, by and among the Company and each holder of Old Notes that is a party thereto, attached hereto as Annex A (the "Exchange Agreement"), and this Offering Circular and accompanying letter of transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"). The New Notes will be issued under an indenture in substantially the form attached as Exhibit A to the Exchange Agreement (the "New Indenture").

        Pursuant to the Exchange Offer, and subject to certain conditions and limitations hereinafter described, the Company is offering to issue to each holder of Old Notes, in exchange for 100% of the principal amount of Old Notes owned by such holder, New Notes in a principal amount equal to 100% of the principal amount of the Old Notes being exchanged therefor plus any and all interest accrued on such Old Notes at 12% per annum (plus interest on defaulted interest at the rate of 13% per annum) to the date of the consummation of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer".

        As of the date of this Offering Circular, Old Notes in the aggregate principal amount of $44,000,000 are outstanding. [Holders of Old Notes holding at least a majority in aggregate principal amount of the Old Notes outstanding have entered into the Exchange Agreement whereby such holders have consented to certain amendments to the indenture (the "Proposed Indenture Amendments") under which the Old Notes are outstanding (the "Old Indenture"), which amendments eliminate substantially all the restrictive covenants contained in the Old Indenture.] The exchanges of Old Notes for New Notes pursuant to the Exchange Offer are sometimes hereinafter collectively referred to as the "Exchange."

        The Exchange Offer is subject to certain conditions described under "The Exchange Offer--Conditions of the Exchange Offer", including the tender of not less than 95% in aggregate principal amount of the Old Notes in exchange for the New Notes. SUBJECT TO THE SATISFACTION OF SUCH CONDITIONS, THE COMPANY INTENDS TO COMPLETE THE EXCHANGE AND ISSUE THE NEW NOTES PROMPTLY AFTER THE EXPIRATION DATE.

            The date of this Offering Circular is January [__], 2002

                                Table of Contents

                                                                           Page
                                                                           ----

INTRODUCTION..................................................................1

AVAILABLE INFORMATION.........................................................1

BACKGROUND TO THE EXCHANGE OFFER..............................................2

SUMMARY OF THE EXCHANGE OFFER.................................................3

 THE EXCHANGE OFFER...........................................................5

CERTAIN FACTORS...............................................................9

SUMMARY OF TERMS OF NEW NOTES................................................10

THE EXCHANGE AGREEMENT.......................................................12

CERTAIN FEDERAL INCOME TAX CONSEQUENCES......................................12

THE EXCHANGE AGENT...........................................................15

                                  INTRODUCTION

        This Offering Circular has not been filed with the Securities and Exchange Commission (the "SEC") nor have the New Notes been registered with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). The offering of the New Notes is being made in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof.

        No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Offering Circular. If given or made, such information or representations should not be relied upon. The delivery of this Offering Circular shall not, under any circumstances, imply that the information herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

        The Company  files  annual,  quarterly  and other  reports with the SEC.
Interested persons may read and copy these documents at the SEC's Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. Call 1-800-SEC-0330 for more information. The SEC also maintains an Internet site that contains information regarding issuers that file electronically with the
SEC: http:/www.sec.gov. Reference is made to such publicly-available reports for further information concerning the Company.

                        BACKGROUND TO THE EXCHANGE OFFER

The Company

        The Company is a leading  innovator  of visual  information  technology.
During its 56-year history, the Company has developed substantial proprietary technology relating to the electronic storage, processing and retrieval of data, particularly images, certain of which it has elected, or is seeking, to patent. The Company currently holds approximately 900 patents and patent applications covering digital image-processing and recording technology, and has licensed its patents primarily for use in videocassette recorders and other consumer products.

        The Company is a Delaware corporation. Its principal address is 1228 Douglas Street, Redwood City, California 94063, and its telephone number is
(650) 367-2011. References to the "Company" include its subsidiaries unless the context otherwise requires.

Necessity of Debt Restructuring

        Pursuant to the terms of the Old Notes and the Old Indenture, the Company is required to make semiannual interest payments to the holders of Old Notes on March 15 and September 15 of each year. As the Company did not have sufficient cash available to make the September 15, 2001 interest payment, the Company and the holders of the Old Notes entered into two interest deferral agreements, on September 14 and November 14, respectively, deferring the Company's September 15, 2001 interest payment obligation to January 31, 2002 and affording the Company and the holders of the Old Notes time to complete a restructuring of the Old Notes. Pursuant to the terms of the Exchange Agreement, the Company and the signatories to the Exchange Agreement subsequently extended the September 15, 2001 payment obligation to the earlier of (i) the date of the consummation of the Exchange and (ii) February 28, 2002. The Exchange Offer constitutes the Company's offer to restructure the Old Notes. The Exchange is intended to avoid the adverse consequences of a default on the Old Notes, to allocate substantially all the Company's net royalty stream derived from its patent licenses to repayment of indebtedness, and to provide holders who accept the Exchange with a security interest in the Company's patent licenses. Unless the Company successfully completes the Exchange, it is unlikely that the Company will be able to continue as a going concern.

                          SUMMARY OF THE EXCHANGE OFFER

The Exchange Offer                  The Company is offering to exchange  the New
                                    Notes   for  all   outstanding   Old   Notes
                                    (including  accrued interest  thereon).  The
                                    aggregate  amount  of New Notes to be issued
                                    in the Exchange  will depend upon the amount
                                    of Old Notes  tendered in the Exchange Offer
                                    and the amount of interest  accrued thereon.
                                    See  "The  Exchange   Offer--Terms   of  the
                                    Exchange Offer".

Accrued and Unpaid Interest         Tendering  holders will receive New Notes in
                                    an amount equal to interest accrued on their Old Notes to the Closing Date. No cash payment will be made with respect to the accrued interest payment on the Old Notes which was due on September 15, 2001. The New
                                    Notes will bear  interest  from the  Closing
                                    Date  (defined  below).  See  "The  Exchange
                                    Offer".

Conditions to Exchange Offer        The  Company's  obligation to accept the Old
                                    Notes tendered for exchange and to issue the
                                    New Notes is subject to certain  conditions,
                                    including the following:  (i) the receipt of
                                    tenders of at least 95% in principal  amount
                                    of Old Notes,   (ii) the receipt of consents
                                    to the Proposed  Indenture  Amendments  from
                                    the  holders  of  at  least  a  majority  in
                                    principal  amount  of the  Old  Notes,   and
                                    (iii)  satisfaction of the other  conditions
                                    set    forth     under     "The     Exchange
                                    Offer--Conditions  of the  Exchange  Offer".
                                    Holders of a majority in principal amount of the Old Notes have consented to the Proposed
                                    Indenture Amendments.

Expiration Date                     5:00  p.m.,  New York City time on  February
                                    [__], 2002, unless extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. The New Notes will be issued to tendering holders as promptly as practicable after the consummation of the Exchange Offer
                                    (the  date of such  issuance,  the  "Closing
                                    Date").

Procedures for Tendering and        To  validly  tender  any  of the  Old  Notes
                                    pursuant to the Withdrawal  Exchange  Offer,
                                    holders  must  deliver  the Old Notes  being
                                    tendered, together with a properly completed
                                    and duly executed Letter of Transmittal,  or
                                    facsimile   thereof,   with  any   signature
                                    guarantees and any other documents  required
                                    by  the   instructions  to  such  Letter  of
                                    Transmittal,  to the  Exchange  Agent at its
                                    address  set  forth on the last page of this
                                    Offering   Circular   on  or  prior  to  the
                                    Expiration Date. Holders whose Old Notes are
                                    registered in the name of brokers,  dealers,
                                    commercial   banks,   trust   companies   or
                                    nominees   are   urged   to   contact   such
                                    registered holders if holders wish to accept
                                    the Exchange Offer. Tenders of Old Notes are
                                    revocable  and may be  withdrawn at any time
                                    prior to 5:00 p.m.,  New York City time,  on
                                    the  Expiration  Date  if the  tendered  Old
                                    Notes have not been  accepted  for  exchange
                                    prior  to  such  date.   See  "The  Exchange
                                    Offer--Procedures    for    Tendering"   and
                                    "--Withdrawal  of Tenders" and the Letter of
                                    Transmittal.    Neither    the   Letter   of
                                    Transmittal nor the Old Notes should be sent to the Company. THE LETTER OF TRANSMITTAL,
                                    THE  OLD

                                    NOTES  AND  ANY  OTHER  REQUIRED   DOCUMENTS
                                    SHOULD BE SENT TO THE EXCHANGE AGENT ONLY.

Exchange Agent                      The Bank of New York.
Proposed                            Indenture  Amendments The  effectiveness  of
                                    the Proposed Indenture  Amendments will have
                                    adverse   consequences   to   non-exchanging
                                    holders of Old Notes, if any, including that the Proposed Indenture Amendments will (i) be binding on all non-exchanging holders, whether or not such holders consented to such amendments and (ii) eliminate certain protective covenants in the Old Indenture.

Certain Tax Considerations          See    "Certain     Federal    Income    Tax
                                    Considerations".

Company Contact                     Craig   L.   McKibben,    Vice    President.
                                    212-759-6301.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer

        Upon the terms and subject to the conditions of the Exchange Offer, the Company is offering to exchange New Notes in the aggregate principal amount hereinafter specified for the outstanding Old Notes in the aggregate principal amount of $44,000,000. The Company's obligations under the Exchange Offer are subject to satisfaction of certain conditions described below and in the Exchange Agreement. Holders who tender in the Exchange Offer will be deemed to consent to the Proposed Indenture Amendments which will eliminate substantially all the covenants in the Old Indenture.

        Each exchanging holder will receive, in exchange for 100% of the principal amount of Old Notes owned by such holder, New Notes in a principal amount equal to 100% of the principal amount of the Old Notes being exchanged therefor plus any and all interest accrued on such Old Notes at 12% per annum (plus interest on defaulted interest at the rate of 13% per annum) to the Closing Date.

        THE COMPANY WILL ACCEPT TENDERS ONLY OF THE FULL AMOUNT OF A TENDERING HOLDER'S OLD NOTES (INCLUDING OLD NOTES TENDERED BY BOOK-ENTRY TRANSFER) AND, ACCORDINGLY, WILL NOT ACCEPT PARTIAL TENDERS OF OLD NOTES.

        The New Notes will bear interest from the Closing Date. No cash payment will be made with respect to the accrued interest payment on the Old Notes which was due on September 15, 2001.

        Holders tendering in the Exchange Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes except as otherwise specified in the Letter of Transmittal.

Expiration Date; Extension; Amendment; Termination

        The Exchange Offer will expire on the Expiration Date (i.e., at 5:00 p.m., New York City time on February [___], 2002), unless extended by the Company by notice to the Exchange Agent as hereinafter provided. The Company may so extend the Expiration Date at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer shall expire. The Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m. New York City time on the next business day following the previously scheduled Expiration Date. During any such extension, all Old Notes previously tendered and not accepted for exchange will remain subject to the Exchange Offer and may be accepted for exchange by the Company, unless such Old Notes are withdrawn. See "Withdrawal of Tenders".

        Subject to the provisions of the Exchange Agreement, the Company reserves the right to (i) terminate the Exchange Offer or to delay accepting any Old Notes not theretofore accepted for exchange upon the occurrence of any of the events specified under "Conditions of the Exchange Offer" below and (ii) amend the terms of the Exchange Offer in any respect. If the Company exercises its right to terminate or amend the Exchange Offer, the Company will give written notice in accordance with the procedures specified above with respect to extensions of the Exchange Offer.

        If the Company makes a change in the terms of the Exchange Offer which the Company determines to be material, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders thereof and will extend the Exchange Offer for such period of time that it deems reasonable in light of the relative importance of the new terms.

Procedures for Tendering

        To validly tender any Old Notes pursuant to the Exchange Offer, the Old Notes being tendered, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any signature guarantees and any other documents required by the Instructions to Letter of Transmittal, must be received by the Exchange Agent at its address set forth at the end of this Offering Circular on or prior to the Expiration Date of the Exchange Offer. Holders whose Old Notes are registered in the name of brokers, dealers, commercial banks, trust companies or nominees are urged to contact such registered holders if they wish to participate in the Exchange Offer. Tenders of Old Notes are revocable and may be withdrawn at any time prior to the Expiration Date. See "Withdrawal of Tenders".

        NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. OLD NOTES, TOGETHER WITH LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, SHOULD BE SENT TO THE EXCHANGE AGENT ONLY.

Signature Guaranties

        Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, need not be guaranteed unless the Old Notes to which such document relates are tendered by a registered holder of the Old Notes (i) who has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal and (ii) who is not an Eligible Institution (defined below). If signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program (an "Eligible Institution"). If the Old Notes are registered in the name of a person other than the signer of a Letter of Transmittal, the Old Notes must be endorsed, or accompanied by bond powers, signed by the registered holder, with the signature on the endorsement or bond power guaranteed by an Eligible Institution.

Book Entry Transfer

        The Exchange Agent will establish an account with respect to the Old Notes at The Depository Trust Company (the "DTC") for purposes of the Exchange Offer promptly after the date of this Offering Circular (the "Book-Entry Transfer Facility"). Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfers of Old Notes by causing the DTC to transfer the Old Notes into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedure for the transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the DTC, the Letter of Transmittal (or facsimile), with all required signature guarantees and any other required documents, must be transmitted to and received or confirmed by the Exchange Agent at its address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date.

        DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Delivery of Old Notes

        The method of delivering the Old Notes and other documents to the Exchange Agent is at the election and risk of the tendering holder. If delivery is by mail, it is urged that the holder use registered mail, return receipt requested, with proper insurance and that the mailing be made sufficiently in advance of the Expiration Date to permit receipt by the Exchange Agent before the Expiration Date.

Backup Withholding

        Under the federal income tax backup withholding rules, unless an exception applies under the applicable laws and regulations, the Exchange Agent will be required to withhold, and will withhold, 30% in respect of the New Notes otherwise issuable to a tendering holder as payment of accrued interest on the Old Notes pursuant to the Exchange Offer unless the tendering holder provides its tax identification number and certifies that such number is correct and that it is not subject to backup withholding as a result of a failure to report all interest. Therefore, unless such an exception applies and is proved in a manner satisfactory to the Company and the Exchange Agent, each tendering holder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal, in order to provide the information and certification necessary to avoid backup withholding. See the information in this Offering Circular under the caption "Federal Income Tax Consequences" and in Instruction 5 to the Letter of Transmittal.

Withdrawal of Tenders

        Unless such holder's Old Notes have already been accepted for exchange by the Company, any registered holder of Old Notes who has tendered Old Notes may withdraw the tender prior to 5:00 p.m., New York City time, on the Expiration Date, by delivery of written notice of withdrawal to the Exchange Agent.

        To be effective, a written facsimile transmission of the notice of withdrawal must (a) be timely received by the Exchange Agent at an address set forth on the back cover of this Offering Circular, (b) specify the name of the person who tendered the Old Notes to be withdrawn, (c) indicate the Old Notes to which it relates (or if the tender was by book-entry transfer, contain information sufficient to enable the Exchange Agent to identify the Old Notes to be withdrawn) and (d) be (i) signed by the holder in the same manner as the original signature on the Letter of Transmittal (including a guarantee of signature, if required) or (ii) accompanied by evidence satisfactory to the Company that the holder withdrawing the tender has succeeded to beneficial ownership of the Old Notes. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Old Notes to be withdrawn must also be furnished to the Exchange Agent prior to the physical release of the certificates for the withdrawn Old Notes. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must also specify the name and number of the account at the DTC to be credited with the withdrawn Old Notes. Withdrawals of tenders of Old Notes may not be rescinded, and any Old Notes which are withdrawn will thereafter be deemed not tendered for purposes of the Exchange Offer, provided, however, that withdrawn Old Notes may be retendered at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, whose determination will be final and binding. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance, Compliance with Conditions; Issuance of Exchange Securities

        Subject to the terms of the Exchange Offer, the Company will accept for exchange, and issue the appropriate New Notes in exchange for, Old Notes validly tendered and not withdrawn promptly after the later to occur of the Expiration Date and the satisfaction or waiver of the conditions to the Exchange Offer contained in the Exchange Agreement and this Offering Circular. Any determination regarding the satisfaction or waiver of the conditions to the Exchange Offer contained in this Offering Circular shall be within the sole discretion of the Company. Notwithstanding the foregoing, the Company may not waive any of the conditions to the obligations of noteholders contained in the Exchange Agreement without the consent of the noteholders.

        The Company expressly reserves the right in its sole discretion to delay issuance of the New Notes (subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), regardless of whether Old Notes were theretofore accepted, upon the occurrence of any of the events constituting conditions of the Exchange Offer or in order to comply with any applicable law. New Notes will be delivered in exchange for Old Notes pursuant to the Exchange Offer only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required in the Letter of Transmittal.

        For purposes of the Exchange Offer, the Company will be deemed to have accepted Old Notes for exchange if and when the Company gives oral or written advice to the Exchange Agent of its acceptance for exchange of such Old Notes.

        If for any reason acceptance for exchange of or delivery of New Notes pursuant to the Exchange Offer is delayed or the Company is unable to accept for exchange or issue or deliver New Notes, or the trustee with respect to the New Notes, State Street Bank and Trust Company (the "Trustee"), is unable to authenticate or deliver the New Notes, then without prejudice to the rights of the Company described under "Expiration Date; Extension; Amendment;
Termination," "Withdrawal of Tenders," and "Certain Conditions of Exchange Offer," and subject further to Rule 14e-1(c) under the Exchange Act, the Exchange Agent may nevertheless on behalf of the Company retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to do so as described in "Withdrawal of Tenders" above.

        In the event of an increase in the consideration offered to holders of Old Notes in the Exchange Offer, holders of Old Notes whose Old Notes have previously been accepted for payment by the Company will receive such increase in consideration.

Conditions of the Exchange Offer

        Notwithstanding any other provisions of the Exchange Offer, the Company may (i) decline to accept any Old Notes tendered for exchange (not theretofore accepted), (ii) amend, extend or terminate the Exchange Offer, or (iii) postpone the acceptance of Old Notes tendered for exchange (not theretofore accepted), if any of the following conditions exist:

        (i) The Company shall not have received valid and unrevoked tenders of 95% in principal amount of the Old Notes and consents to the Proposed Indenture Amendments from the holders of a majority in principal amount of Old Notes;

        (ii) The closing under the Exchange Agreement shall not have been completed concurrently with the completion of the Exchange Offer;

        (iii) Any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company;

        (iv) There has been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

        (v) There has occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or the American Stock Exchange (in each case, whether or not mandatory), (ii) a declaration of a banking moratorium or a suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of it.

        The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances or may be waived by the Company in its sole discretion. Notwithstanding the foregoing, the Company may not waive any of the conditions to the obligations of noteholders contained in the Exchange Agreement without the consent of such noteholders.

Payment of Expenses

        The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Old Notes, and in handling and forwarding tenders for their customers.

                                 CERTAIN FACTORS

        The decision to accept the Exchange Offer is subject to a number of risks, including the risks described below. Before tendering any Old Notes, a holder should carefully consider the following as well as the other information contained in this Offering Circular. Reference is also made to the Company's Annual Report or Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC for further information regarding risks and uncertainties pertaining to the Company's business.

Substantial Leverage

        Even if the Exchange Offer is successfully completed, the Company will continue to have substantial indebtedness and debt service obligations, including the Company's obligation to repay its outstanding Senior Discount Notes in the aggregate original principal amount of $8,919,555.56. Such Notes are secured by a first-priority security interest in the same collateral that will also secure the New Notes. Payment of the Senior Discount Notes in full must be made before any payments are permitted to be made on the New Notes.

Available Cash Flow

        Payments of principal and interest on the New Notes will be made solely out of Available Cash Flow (as defined in the New Indenture) of the Company. Although the Company has historically generated substantial cash flow from its portfolio of patents, there can be no assurance that future royalty payments will be sufficient to repay the New Notes and the other obligations of the Company. Unless the Company receives Available Cash Flow of at least $25 million during the three-year period specified in the New Indenture, an Event of Default will arise under the New Indenture.

Risks of Continuing Losses

        In recent periods, the Company has incurred substantial losses from operations, and has been required to close certain unprofitable business units and to effect cost-cutting measures in its continuing operations. There is no assurance that the Company will become profitable or generate sufficient cash flow in future periods to enable the Company to service its indebtedness and meet its other obligations in order to continue as a going concern. Reference is made to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed with the SEC for further information regarding the Company's financial condition and results of operations.

Risks of Bankruptcy

        If the Exchange Offer is not consummated, the Company may be forced to seek protection under Title 11 of the U.S. Code, as amended (the "Bankruptcy Code"). The Company believes that a filing under the Bankruptcy Code would adversely impact the business operations of its operating subsidiaries, impair its ability to collect royalties from its licensees and potential licensees (many of which are foreign corporations) and could trigger substantial liabilities under its pension plans. In the event of such a filing by the Company, there can be no assurance that the realizable value of its assets, after payment of obligations having priority to the Old Notes (or the New Notes), would be sufficient to repay the Old Notes (or the New Notes), in whole or in part.

Consequences to Non-Tendering Holders

        The Exchange Offer includes amendments to the Old Indenture which would eliminate substantially all the restrictive covenants contained therein and the benefits afforded to holders of the Old Notes by such covenants. See the form of supplemental indenture attached as Exhibit B to the Exchange Agreement (the "Supplemental Indenture").

        In addition, the New Notes will be secured by a security interest in the royalty payments derived from the Company's patent license portfolio. See the form of collateral security agreement attached as Exhibit B to the New Indenture (the "Security Agreement"). The Old Notes are not secured.

                          SUMMARY OF TERMS OF NEW NOTES

        The following is a summary description of the principal terms of the New Notes. This summary does not purport to be complete and is qualified in its entirety by reference to the form of the New Indenture attached as Exhibit A to the Exchange Agreement, which contains the form of New Notes. Certain terms used below are defined in the New Indenture and should be carefully reviewed by holders of the Old Notes. In the event of any conflict between the summary of terms below and the terms of the New Notes and the New Indenture, the terms of the relevant instruments themselves shall govern.

General

        The New Notes will (i) bear interest payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2002, to the record holder of such New Notes at the close of business on the August 1 or February 1 preceding such interest payment date, at the rate of 12% per annum, (ii) be secured by a security interest in the Collateral (as defined in the Security Agreement), subject to the prior interest of the holders of certain outstanding Senior Discount Notes, and (iii) have a final maturity date of August 15, 2008. All payments of principal and interest on the New Notes shall be made solely out of Available Cash Flow (as defined in the New Indenture) of the Company in the manner provided in the New Indenture.

Application of Available Cash Flow

        The New Indenture provides that, subject to the prior payment in full of the outstanding Senior Discount Notes, 100% of Available Cash Flow shall be applied to the payment of accrued interest on the New Notes (to the extent of Available Cash Flow) and the balance to the prepayment of principal. Notwithstanding the foregoing, the Company may retain an amount equal to 5% of Available Cash Flow on each payment date to establish a working capital reserve up to $2.5 million. If Available Cash Flow (less the working capital reserve) on any payment date would be insufficient to make any payment in full, the Company shall issue additional Notes (valued at 100% of the principal amount thereof) equal to the amount of interest otherwise payable in cash.

Mandatory Prepayment

        If on any payment date after application of Available Cash Flow as provided in the New Indenture, there remains any balance in excess of $10,000 then, subject to the prior payment in full of any outstanding Senior Discount Notes, the Company shall apply such balance to the pro rata prepayment of the New Notes. The Trustee shall promptly notify holders of any such principal prepayment.

Obligation to Pay Notes in Cash at Maturity

        Subject to the prior payment in full of any outstanding Senior Discount Notes, the full amount of all interest accrued on and the principal of the New Notes, without regard to the amount of the Available Cash Flow on the maturity date of the New Notes, shall be payable in cash.

Minimum Available Cash Flow

        Unless the Company shall receive Available Cash Flow of at least $25 million during the three-year period commencing January 1, 2002 and ending December 31, 2005, an Event of Default (as defined in the New Indenture) shall arise under the New Indenture.

Collateral

        The New Notes will be secured by a perfected security interest in the Company's rights as licensor under certain patent license agreements to receive royalties and fees payable thereunder, now in existence or hereafter arising, as provided in the Security Agreement.

Subordination

        The New Notes are subordinated in right of payment to the prior payment in full of the Senior Discount Notes in the manner provided in the New
Indenture. The security interest in the Collateral for the New Notes is also junior and subordinate to the security interest in the Collateral granted to the holders of the Senior Discount Notes.

                             THE EXCHANGE AGREEMENT

        This Exchange Offer is being made pursuant to this Offering Circular and the Exchange Agreement in order to effectuate the Exchange in accordance with requirements of the DTC. Any holder of Old Notes which has not yet done so may execute a counterpart to the Exchange Agreement. Additional copies of the Exchange Agreement are available from the Exchange Agent upon request. Each holder who has executed the Exchange Agreement has also consented to the Proposed Indenture Amendments.

        The obligations of the holders to tender, and of the Company to accept, the Old Notes pursuant to the Exchange Agreement are subject to the satisfaction or waiver of customary conditions and the following other material conditions:
(a) the Company and the Trustee shall have executed and delivered the New Indenture for the New Notes, (b) the Company shall have granted to the Trustee a security interest in the Collateral pursuant to the Security Agreement as security for the New Notes, (c) the Company and the trustee under the Old Indenture shall have executed and delivered the Supplemental Indenture effecting the Proposed Indenture Amendments, (d) the Company and the holders of the outstanding Senior Discount Notes shall have consented to the Exchange on the terms contemplated in the Exchange Agreement, and (e) the holders of at least 95% in principal amount of the Old Notes shall have exchanged the Old Notes held by such holders for New Notes pursuant to the Exchange Offer on the Closing Date.

        AS MENTIONED ABOVE, THE EXCHANGE AGREEMENT CONTAINS AS EXHIBITS THE PROPOSED FORMS OF THE NEW INDENTURE, THE SECURITY AGREEMENT AND THE SUPPLEMENTAL INDENTURE. THESE DOCUMENTS CONTAIN IMPORTANT TERMS AND PROVISIONS AFFECTING THE EXCHANGE OFFER AND THE NEW NOTES. HOLDERS OF OLD NOTES ARE URGED TO REVIEW THE EXCHANGE AGREEMENT AND SUCH EXHIBITS CAREFULLY BEFORE TENDERING OLD NOTES.

        It is contemplated that the closing of the Exchange pursuant to the Exchange Offer and the Exchange Agreement will occur substantially concurrently. The obligations of the Company and the holders under the Exchange Agreement terminate, unless extended by the parties, on February 28, 2002.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following summary is a general discussion of the anticipated Federal income tax consequences that are material to the decision of a holder of Old Notes concerning participation in the Exchange Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and published regulations, rulings and judicial decisions now in effect, all of which are subject to change. The Company has not sought or obtained a ruling from the Internal Revenue Service or an opinion of counsel concerning any of the issues discussed herein.

        This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular holder in light of such holder's personal investment circumstances, or aspects of Federal income taxation applicable to certain types of holders subject to special treatment under the Federal income tax laws, such as insurance companies, tax-exempt organizations or foreign taxpayers. It does not discuss any aspect of foreign, state and local tax laws. The discussion also assumes that the Old Notes and the New Notes are held as capital assets.

        HOLDERS OF OLD NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE

OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, FOREIGN COUNTRY OR OTHER JURISDICTION.

Consequences to Non-Exchanging Holders

        Holders who do not participate in the Exchange Offer will not recognize any gain or loss for Federal income tax purposes as a result of the Exchange Offer, provided, that such non-participating holders retain their Old Notes.

Consequences to Exchanging Holders

        Accrued Interest Income. The receipt of New Notes as payment of accrued interest on the Old Notes, by exchanging holders that have not previously accrued such interest in income, will be includible in the gross income of such holders as ordinary interest income.

        Recognition of Gain or Loss. In general, if a holder of a note exchanges it for a debt interest that is not a "security," the holder will recognize gain or loss equal to the difference between the amount realized on the exchange and the holder's adjusted basis in the exchanged note. The Company believes that the Old Notes and the New Notes will not be treated as securities. Consequently, although the issue is not free from doubt, the Company believes that any gain or loss realized by an exchanging holder will be recognized. The "amount realized" by an exchanging holder that uses the accrual method of accounting will be the issue price of the New Notes received in the exchange. The amount realized by an exchanging holder that uses the cash method of accounting should be the fair market value of the New Notes. If the Old Notes are held by the holder as capital assets, any resulting gain or loss should, in general, be treated as capital gain or loss (although in the case of exchanging holders that purchased Old Notes subsequent to their issuance, and at a discount, any accrued market discount may be recharacterized as ordinary income).

        Assuming that the exchange is treated as a taxable exchange, an exchanging noteholder's tax basis for the New Notes will be the amount realized in the exchange on the disposition of the Old Notes, and the exchanging noteholder's holding period for the New Notes will begin on the date of the exchange.

        If, contrary to the Company's belief, it should be determined that the Old Notes and the New Notes are securities, the exchange should be treated as a recapitalization on which gain and loss are not recognized by exchanging noteholders. In that case, the exchanging noteholders would be able to defer any realized gain and would not be able to deduct any realized loss. Their basis in the New Notes would be equal to their basis in the Old Notes, and accrued market discount if any, of any secondary purchasers of Old Notes would carry over to the New Notes. In addition, if an exchanging noteholder's basis in its Old Notes exceeds the issue price of the New Notes received in the exchange, that holder should be able to amortize and deduct the portion of that excess attributable to the New Notes on a yield to maturity basis, over the term of the New Notes, as amortizable bond premium.

        Original Issue Discount. Original issue discount ("OID") is defined as the excess, if any, of the stated redemption price at maturity over the issue price of a debt instrument. Although the interest rate on the New Notes will be equal to or greater than the applicable federal rate ("AFR") at the date of exchange and the issue price of the New Notes will be equal to the face amount thereof, the New Notes will be issued with OID because of the possibility that payment of interest on the New Notes will be deferred. As a result, holders of the New Notes will have to accrue OID into income over the term of the New Notes on a constant yield to maturity basis.

        Backup Withholding. Under the "backup withholding" provisions of federal income tax law, the Company may be required to withhold 30% in respect of the amount of any New Notes issued in payment of the accrued but unpaid interest on the Old Notes pursuant to the Exchange Offer. See "The Exchange Offer--Back Up Withholding."

Consequences to the Company

        Income from Cancellation of Indebtedness ("COD Income"). The Company anticipates that it will not realize COD income as a result of the Exchange because the amount of the New Notes will equal the amount of the Old Notes. The Company expects to deduct interest on the New Notes as it accrues.

                               THE EXCHANGE AGENT

        The Bank of New York will act as the Exchange Agent in the Exchange Offer. Old Notes, Letters of Transmittal and any other required documents should be sent to the Exchange Agent, at the address set forth below:

                             The Bank of New York
                             Corporate Trust Department
                             Reorganization Unit
                             15 Broad Street
                             16th Floor
                             New York, New York 10007
                             Telephone:  (212) 235-2353
                             Facsimile:  (212) 235-2261

        Requests for additional copies of this Offering Circular and the Letter of Transmittal may be directed to Craig L. McKibben, Vice-President of the Company, at (212) 759-6301 (call collect).